Exhibit 10.18
The Williams Companies, Inc.
Amended And Restated
Change In Control Severance Agreement
(Tier One Executives)

The Williams Companies, Inc.
Amended And Restated
Change in Control Severance Agreement
(Tier One Executives)
Table of Contents

Article I Definitions	1

1.1 Accrued Annual Bonus	1
1.2 Accrued Base Salary	1
1.3 Accrued Obligations	2
1.4 Affiliate	2
1.5 Agreement Date	2
1.6 Agreement Term	2
1.7 Annual Bonus	2
1.8 Article	2
1.9 Base Salary	2
1.10 Beneficial Owner	3
1.11 Beneficiary	3
1.12 Board	3
1.13 Cause	3
1.14 Cause Determination	4
1.15 Change Date	4
1.16 Change in Control	4
1.17 Code	5
1.18 Competitive Business	5
1.19 Confidential Information	5
1.20 Consummation Date	6
1.21 Disability	6
1.22 Disqualifying Disaggregation	6
1.23 Employer	6
1.24 ERISA	7
1.25 Exchange Act	7
1.26 Good Reason	7
1.27 Gross-Up Payment	8
1.28 including	8
1.29 IRS	8
1.30 Legal and Other Expenses	8
1.31 Notice of Consideration	8
1.32 Notice of Termination	8
1.33 Person	8
1.34 Post-Change Period	8
1.35 Potential Parachute Payment	8
1.36 Pro-rata Annual Bonus	8

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1.37 Reorganization Transaction	9
1.38 Restricted Shares	9
1.39 SEC	9
1.40 Section	9
1.41 Separation from Service	9
1.42 Stock Options	9
1.43 Subsidiary	10
1.44 Surviving Corporation	10
1.45 Target Annual Bonus	10
1.46 Taxes	10
1.47 Termination Date	10
1.48 Voting Securities	10
1.49 Williams	11
1.50 Williams Incumbent Directors	11
1.51 Williams Parties	11
1.52 Work Product	11

Article II Williams’ Obligations Upon Separation from Service	11

2.1 If By Executive for Good Reason or By an Employer Other Than for Cause, Disability or Disqualifying Disaggregation	11
2.2 If by the Employer for Cause	13
2.3 If by an Executive Other Than for Good Reason	14
2.4 If by Death or Disability	14
2.5 Waiver and Release	15
2.6 Breach of Covenants	15

Article III Certain Additional Payments by Williams	15

3.1 Gross-Up Payment	15
3.2 Gross-Up Payment	16
3.3 Limitations on Gross-Up Payments	16
3.4 Additional Gross-up Amounts	16
3.5 Amount Increased or Contested	17
3.6 Refunds	19

Article IV Expenses and Interest	19

4.1 Legal and Other Expenses	19
4.2 Interest	20

Article V No Set-off or Mitigation	20

5.1 No Set-off by Williams	20
5.2 No Mitigation	20

Article VI Restrictive Covenants	21

6.1 Confidential Information	21
6.2 Non-Competition	21

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6.3 Non-Solicitation	22
6.4 Intellectual Property	22
6.5 Non-Disparagement	23
6.6 Reasonableness of Restrictive Covenants	24
6.7 Right to Injunction: Survival of Undertakings	24

Article VII Non-Exclusivity of Rights	25

7.1 Waiver of Certain Other Rights	25
7.2 Other Rights	25
7.3 No Right to Continued Employment	25

Article VIII Claims Procedure	26

8.1 Filing a Claim	26
8.2 Review of Claim Denial	26

Article IX Miscellaneous	26

9.1 No Assignability	26
9.2 Successors	27
9.3 Payments to Beneficiary	27
9.4 Non-Alienation of Benefits	27
9.5 Severability	27
9.6 Amendments	27
9.7 Notices	28
9.8 Joint and Several Liability	28
9.9 Counterparts	28
9.10 Governing Law	28
9.11 Captions	28
9.12 Rules of Construction	28
9.13 Number and Gender	28
9.14 Tax Withholding	28
9.15 No Rights Prior to Change Date	29
9.16 Entire Agreement	29

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The Williams Companies, Inc.
Amended And Restated Change-In-Control Severance Agreement
     THIS AMENDED AND RESTATED AGREEMENT dated as of                     , 200___ (the “Agreement Date”) is made by and between The Williams Companies, Inc., a corporation incorporated under the laws of the State of Delaware (“Williams”, together with its subsidiaries, affiliates and successors thereto ) and [INSERT EXECUTIVE NAME] (“Executive”).
RECITALS
     The Board of Directors of Williams (the “Board”) has determined that it is in the best interests of Williams and its shareholders to encourage and motivate the Executive to devote his full attention to the performance of his assigned duties without the distraction of concerns regarding his involuntary or constructive termination of employment due to a Change in Control of Williams. The Executive is employed by Williams or a Subsidiary and may from time to time be employed by one or more Subsidiaries. Williams and its Subsidiaries believe that it is in the best interest of the Executive, their customers, the communities they serve, and the stockholders of Williams to provide financial assistance through severance payments and other benefits to Executive if Executive is involuntarily or constructively terminated upon or within a certain period after a Change in Control. This Agreement is intended to accomplish these objectives.
     This Agreement supersedes and replaces all other written or oral exchanges, agreements, understandings, or arrangements between or among Executive and Williams and/or the Subsidiary entered into prior to the date hereof and relating to severance or benefits in relation to a Change in Control, including, but not limited to The Williams Companies, Inc. Change in Control Severance Protection Plan as effective January 1, 1990 and amended and restated June 1, 1999 and the Change-in-Control Severance Agreement dated as of [INSERT DATE OF PRIOR AGREEMENT] by and between Williams and the Executive, but excluding The Williams Companies Retirement Restoration Plan and any agreements and plans awarding Stock Options and Restricted Shares. Each superseded agreement or understanding is void and of no further force and effect.
Article I.
Definitions
     As used in this Agreement, the terms specified below shall have the following meanings:
     1.1 “Accrued Annual Bonus” means the amount of any Annual Bonus earned but not yet paid as of the Termination Date, other than amounts Executive has elected to defer.
     1.2 “Accrued Base Salary” means the amount of Executive’s Base Salary that is accrued but not yet paid as of the Termination Date, other than amounts Executive has elected to defer.

     1.3 “Accrued Obligations” means, as of the Termination Date, the sum of Executive’s Accrued Base Salary, Accrued Annual Bonus, any accrued but unpaid Paid Time Off under Williams’ Paid Time Off Program, and any other amounts and benefits which are then due to be paid or provided to Executive by Williams, but have not yet been paid or provided (as applicable), provided no payments will be accelerated if such acceleration would violate Code Section 409A.
     1.4 “Affiliate” means any Person (including a Subsidiary) that directly or indirectly, through one or more intermediaries, controls, or is controlled by or is under common control with Williams. For purposes of this definition the term “control” with respect to any Person means the power to direct or cause the direction of management or policies of such Person, directly or indirectly, whether through the ownership of Voting Securities, by contract or otherwise.
     1.5 “Agreement Date” — see the introductory paragraph of this Agreement.
     1.6 “Agreement Term” means the period commencing on the Agreement Date and ending on the second anniversary of the Agreement Date or, if later, such later date to which the Agreement Term is extended under the following sentence, unless earlier terminated as provided herein. Commencing on the first anniversary of the Agreement Date, the Agreement Term shall automatically be extended each day by one day to create a new two-year term until, at any time after the first anniversary of the Agreement Date, Williams delivers written notice (an “Expiration Notice”) to Executive that the Agreement shall expire on a date specified in the Expiration Notice (the “Expiration Date”) that is not less than 12 months after the date the Expiration Notice is delivered to Executive; provided, however, that if a Change Date occurs before the Expiration Date specified in the Expiration Notice, then such Expiration Notice shall be void and of no further effect. Notwithstanding anything herein to the contrary, with respect to a Post-Change Period, the Agreement Term shall end at the end of the Severance Period (as defined in Section 2.1(c)) if applicable, or if there is no such Severance Period, the earliest of the following: (a) the second anniversary of the Change Date, or (b) the Termination Date; provided that (i) the obligations, if any, of Williams to make payments under this Agreement due to a Separation from Service which occurred during the Agreement Term shall continue beyond the Agreement Term until all such obligations are fully satisfied, and (ii) the obligations of Executive under this Agreement shall continue beyond the Agreement Term until all such obligations are fully satisfied. Notwithstanding anything herein to the contrary, the Agreement shall automatically terminate upon the occurrence of a Disqualifying Disaggregation pursuant to Section 1.22(a).
     1.7 “Annual Bonus” means the opportunity to receive payment of a cash annual incentive.
     1.8 “Article” means an article of this Agreement.
     1.9 “Base Salary” means annual base salary in effect on the Termination Date, disregarding any reduction that would qualify as Good Reason.

     1.10 “Beneficial Owner” means such term as defined in Rule 13d-3 of the SEC under the Exchange Act.
     1.11 “Beneficiary” — see Section 9.3.
     1.12 “Board” means the Board of Directors of Williams or, from and after the Change Date that gives rise to a Surviving Corporation other than Williams, the Board of Directors of such Surviving Corporation.
     1.13 “Cause” means any one or more of the following:
     (a) Executive’s conviction of or plea of nolo contendere to a felony or other crime involving fraud, dishonesty or moral turpitude;
     (b) Executive’s willful or reckless material misconduct in the performance of his duties which results in an adverse effect on Williams, the Subsidiary or an Affiliate;
     (c) Executive’s willful or reckless violation or disregard of the code of business conduct;
     (d) Executive’s material willful or reckless violation or disregard of a Williams or Subsidiary policy; or
     (e) Executive’s habitual or gross neglect of duties;
provided, however, that for purposes of clauses (b) and (e), Cause shall not include any one or more of the following:
     (i) bad judgment or negligence, other than Executive’s habitual neglect of duties or gross negligence;
     (ii) any act or omission believed by Executive in good faith, after reasonable investigation, to have been in or not opposed to the interest of Williams, the Subsidiary or an Affiliate (without intent of Executive to gain, directly or indirectly, a profit to which Executive was not legally entitled);
     (iii) any act or omission with respect to which a determination could properly have been made by the Board that Executive had satisfied the applicable standard of conduct for indemnification or reimbursement under Williams’ by-laws, any applicable indemnification agreement, or applicable law, in each case as in effect at the time of such act or omission; or
     (iv) during a Post-Change Period, failure to meet performance goals, objectives or measures following good faith efforts to meet such goals, objectives or measures; and
further provided that, for purposes of clauses (b) through (e) if an act, or a failure to act, which was done, or omitted to be done, by Executive in good faith and with a reasonable belief, after reasonable investigation, that Executive’s act, or failure to act, was in the best interests of Williams, the Subsidiary or an Affiliate or was required by applicable law or administrative regulation, such breach shall not constitute Cause if, within 10 business days after Executive is given written notice of such breach that specifically refers to this Section, Executive cures such breach to the fullest extent that it is curable. With respect to the above definition of “cause”, no act or conduct by Executive will constitute “cause” if Executive acted: (i) in accordance with the instructions or advice of counsel representing Williams or there was a conflict such that Executive could not consult with counsel representing Williams other qualified counsel, or (ii) as required by legal process.
     1.14 “Cause Determination” —see Section 2.2(b)(iv)
     1.15 “Change Date” means the date on which a Change in Control first occurs during the Agreement Term.
     1.16 “Change in Control” means, except as otherwise provided below, the occurrence of any one or more of the following during the Agreement Term:
     (a) any person (as such term is used in Rule 13d-5 of the SEC under the Exchange Act) or group (as such term is defined in Sections 3(a)(9) and 13(d)(3) of the Exchange Act), other than an Affiliate of Williams or any employee benefit plan (or any related trust) sponsored or maintained by Williams or any of its Affiliates (a “Related Party”), becomes the Beneficial Owner of 20% or more of the common stock of Williams or of Voting Securities representing 20% or more of the combined voting power of all Voting Securities of Williams, except that no Change in Control shall be deemed to have occurred solely by reason of such beneficial ownership by a Person (a “Similarly Owned Company”) with respect to which both more than 75% of the common stock of such Person and Voting Securities representing more than 75% of the combined voting power of the Voting Securities of such Person are then owned, directly or indirectly, by the persons who were the direct or indirect owners of the common stock and Voting Securities of Williams immediately before such acquisition, in substantially the same proportions as their ownership, immediately before such acquisition, of the common stock and Voting Securities of Williams, as the case may be; or
     (b) Williams Incumbent Directors (determined using the Agreement Date as the baseline date) cease for any reason to constitute at least a majority of the directors of Williams then serving; or
     (c) consummation of a merger, reorganization, recapitalization, consolidation, or similar transaction (any of the foregoing, a “Reorganization Transaction”), other than a Reorganization Transaction that results in the Persons who were the direct or indirect owners of the outstanding common stock and Voting Securities of Williams immediately before such Reorganization Transaction becoming, immediately after the consummation of such Reorganization Transaction, the direct or indirect owners, of both at least 65% of the then-outstanding common stock of the Surviving Corporation and Voting Securities representing at least 65% of the combined voting power of the then-outstanding Voting Securities of the Surviving Corporation, in substantially the same respective proportions as such Persons’ ownership of the common stock and Voting Securities of Williams immediately before such Reorganization Transaction; or
     (d) approval by the stockholders of Williams of a plan or agreement for the sale or other disposition of all or substantially all of the consolidated assets of Williams or a plan of complete liquidation of Williams, other than any such transaction that would result in (i) a Related Party owning or acquiring more than 50% of the assets owned by Williams immediately prior to the transaction or (ii) the Persons who were the direct or indirect owners of the outstanding common stock and Voting Securities of Williams immediately before such transaction becoming, immediately after the consummation of such transaction, the direct or indirect owners, of more than 50% of the assets owned by Williams immediately prior to the transaction.
Notwithstanding the occurrence of any of the foregoing events, a Change in Control shall not occur with respect to Executive if, in advance of such event, Executive agrees in writing that such event shall not constitute a Change in Control. Upon the Board’s determination that a sale or other disposition of all or substantially all of the consolidated assets of Williams or a plan of complete liquidation of Williams that was approved by stockholders, as described in Section 1.16(d), will not occur, a Change in Control shall be deemed not to have occurred from such date of determination forward, and this Agreement shall continue in effect as if no Change in Control had occurred except to the extent termination requiring payments under this Agreement occurs prior to such Board determination.
     1.17 “Code” means the Internal Revenue Code of 1986, as amended.
     1.18 “Competitive Business” means, as of any date, any energy business and any individual or entity (and any branch, office, or operation thereof) which engages in, or proposes to engage in (with Executive’s assistance) any of the following in which the Executive has been engaged in the twelve (12) months preceding the Termination Date (i) the harnessing, production, transmission, distribution, marketing or sale of oil, gas or other energy product or the transmission or distribution thereof through pipelines, wire or cable or similar medium (ii) any other business actively engaged in by Williams which represents for any calendar year or is projected by Williams (as reflected in a business plan adopted by Williams before Executive’s Termination Date) to yield during any year during the first three-fiscal year period commencing on or after Executive’s Termination Date, more than 5% of the gross revenue of Williams, and, in either case, which is located (x) anywhere in the United States, or (y) anywhere outside of the United States where Williams is then engaged in, or proposes as of the Termination Date to engage in to the knowledge of the Executive, any of such activities.
     1.19 “Confidential Information” means any non-public information of any kind or nature in the possession of Williams or any of its Affiliates, including without limitation, ideas, processes, methods, designs, innovations, devices, inventions, discoveries, know-how, data, techniques, models, customer lists, marketing, business or strategic plans, financial information, research and development information, trade secrets or other subject matter relating to Williams’ or its Affiliates’ products, services, businesses, operations, employees, customers or suppliers, whether in tangible or intangible form, including (i) any information that gives Williams or any of its Affiliates a competitive advantage in the harnessing, production, transmission, distribution, marketing or sale of oil, gas or other energy or the transmission or distribution thereof through pipelines, wire or cable or similar medium or in the energy services or energy trading industry and other businesses in which Williams or an Affiliate is engaged, or (ii) any information obtained by Williams or any of its Affiliates from third parties to which Williams or an Affiliate owes a duty of confidentiality, or (iii) any information that was learned, discovered, developed, conceived, originated or prepared during or as a result of Executive’s performance of any services on behalf of Williams or any Affiliate. Notwithstanding the foregoing, “Confidential Information” shall not include: (i) information that is or becomes generally known to the public through no fault of Executive; (ii) information obtained on a non-confidential basis from a third party other than Williams or any Affiliate, which third party disclosed such information without breaching any legal, contractual or fiduciary obligation; or (iii) information approved for release by written authorization of Williams.
     1.20 “Consummation Date” means the date on which a Reorganization transaction is consummated.
     1.21 “Disability” means any medically determinable physical or mental impairment of Executive where he or she (a) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (b) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of Executive’s employer. Notwithstanding the forgoing, all determinations of whether an Executive is Disabled shall be made in accordance with Section 409A of the Code.
     1.22 “Disqualifying Disaggregation” means
     (a) The cessation of Executive’s employment with Williams and/or its Affiliates prior to the Change Date for any reason, including but not limited to a cessation of employment with Williams and/or its Affiliates which is effected by a sale, spin-off, or other disaggregation (“Disaggregation”) by Williams or an Affiliate of the business unit (including, but not limited to, a sale, spin-off or other disaggregation of a Subsidiary) which employed Executive immediately prior to such Disaggregation; or
     (b) The cessation of Executive’s employment with Williams and/or its Affiliates during the Post-Change Period due to a Disaggregation solely where Executive is employed by the successor in substantially the same position as the position held prior to the Disaggregation, provided the successor assumes all of Williams’ obligations under this Agreement.
     1.23 “Employer” means Williams or, if Executive is not employed directly by Williams, the Subsidiary that from time to time employs Executive on or after the Agreement Date, and the successor of either (provided, in the case of a Subsidiary, that such successor is also a Subsidiary).

     1.24 “ERISA” means the Employee Retirement Income security Act of 1974, as amended.
     1.25 “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     1.26 “Good Reason” means a Separation from Service by Executive in accordance with the substantive and procedural provisions of this Section.
     (a) Separation from Service by Executive for “Good Reason” means a Separation from Service initiated by Executive on account of any one or more of the following actions or omissions that, unless otherwise specified, occurs during a Post-Change Period:
     (i) a material adverse reduction in the nature or scope of Executive’s office, position, duties, functions, responsibilities or authority (including reporting responsibilities and authority) during a Post-Change Period from the most significant of those held, exercised and assigned at any time during the 90-day period immediately before the Change Date;
     (ii) any reduction in or failure to pay Executive’s annual Base Salary at an annual rate not less than 12 times the highest monthly base salary paid or payable to Executive by his Employer in respect of the 12-month period immediately before the Change Date;
     (iii) any reduction in the Target Annual Bonus which Executive may earn determined as of the Change Date or failure to pay Executive’s Annual Bonus on terms substantially equivalent to those provided to peer executives of the Employer;
     (iv) a material reduction of Executive’s aggregate compensation and/or aggregate benefits from the amounts and/or levels in effect on the Change Date, unless such reduction is part of a policy applicable to peer executives of the Employer and of any successor entity;
     (v) required relocation during a Post-Change Period of more than 50 miles of (A) Executive’s workplace, or (B) the principal offices of the Employer or its successor (if such offices are Executive’s workplace), in each case without the consent of Executive; provided, however, in both cases of (A) and (B) of this subsection (v), such new location is farther from Executive’s residence than the prior location;
     (vi) the failure at any time of a successor to Executive’s Employer explicitly to assume and agree to be bound by this Agreement; or
     (vii) the giving of a Notice of Consideration pursuant to Section 2.2(b)(ii) and the subsequent failure to terminate Executive for Cause and within a period of 90 days thereafter in compliance with all of the substantive and procedural requirements of Section 2.2.

     (b) Notwithstanding anything in this Agreement to the contrary, no act or omission shall constitute grounds for “Good Reason”:
     (i) Unless Executive gives a Notice of Termination to Williams and the Employer 30 days prior to his intent to terminate his employment for Good Reason which describes the alleged act or omission giving rise to Good Reason; and
     (ii) Unless such Notice of Termination is given within 90 days of Executive’s first actual knowledge of such act or omission; and
     (iii) Unless Williams or the Employer fails to cure such act or omission within the 30 day period after receiving the Notice of Termination.
     (c) No act or omission shall constitute grounds for “Good Reason”, if Executive has consented in writing to such act or omission in a document that makes specific reference to this Section.
     1.27 “Gross-Up Payment” — see Section 3.1.
     1.28 “including” means including without limitation.
     1.29 “IRS” means the Internal Revenue Service of the United States of America.
     1.30 “Legal and Other Expenses” — see Section 4.1.
     1.31 “Notice of Consideration” — see Section 2.2(b)(ii).
     1.32 “Notice of Termination” means a written notice of a Separation from Service, if applicable, given in accordance with Section 9.7 that sets forth (a) the specific termination provision in this Agreement relied on by the party giving such notice, (b) in reasonable detail the specific facts and circumstances claimed to provide a basis for such Separation from Service, and (c) if the Termination Date is other than the date of receipt of such Notice of Termination, the Termination Date.
     1.33 “Person” means any individual, sole proprietorship, partnership, joint venture, limited liability company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or government instrumentality, division, agency, body or department.
     1.34 “Post-Change Period” means the period commencing on the Change Date and ending on the earlier of the Termination Date or the second anniversary of the Change Date.
     1.35 “Potential Parachute Payment” — see Section 3.1.
     1.36 “Pro-rata Annual Bonus” means, in respect of an Employer’s fiscal year during which the Termination Date occurs, an amount equal to the product of Executive’s Target Annual Bonus (determined as of the Termination Date) multiplied by a fraction, the numerator of which equals the number of days from and including the first day of such fiscal year through and including the Termination Date, and the denominator of which equals 365.
     1.37 “Reorganization Transaction” — see clause (c) of the definition of “Change in Control”.
     1.38 “Restricted Shares” means shares of restricted stock, restricted stock units, deferred stock or similar awards.
     1.39 “SEC” means the United States Securities and Exchange Commission.
     1.40 “Section” means, unless the context otherwise requires, a section of this Agreement.
     1.41 “Separation from Service” means an Executive’s termination or deemed termination from employment with Williams and its Subsidiaries. For purposes of determining whether a Separation from Service has occurred, the employment relationship is treated as continuing intact while the Executive is on military leave, sick leave or other bona fide leave of absence if the period of such leave does not exceed six (6) months, or if longer, so long as the Executive retains a right to reemployment with his or her employer under an applicable statute or by contract. For this purpose, a leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the Executive will return to perform services for his or her employer. If the period of leave exceeds six (6) months and the Executive does not retain a right to reemployment under an applicable statute or by contract, the employment relationship will be deemed to terminate on the first date immediately following such six (6) month period. Notwithstanding the foregoing, if a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months, and such impairment causes the Executive to be unable to perform the duties of the Executive’s position of employment or any substantially similar position of employment, a twenty-nine (29) month period of absence shall be substituted for such six (6) month period. For purposes of this Agreement, a Separation from Service occurs at the date as of which the facts and circumstances indicate either that, after such date: (A) the Executive and Williams reasonably anticipate the Executive will perform no further services for Williams and its Subsidiaries (whether as an employee or an independent contractor or (B) that the level of bona fide services the Executive will perform for Williams and its Affiliates (whether as an employee or independent contractor) will permanently decrease to no more than twenty (20%) of the average level of bona fide services performed over the immediately preceding thirty-six (36) month period or, if the Executive has been providing services to Williams and its Subsidiaries for less than thirty-six (36) months, the full period over which the Executive has rendered services, whether as an employee or independent contractor. The determination of whether a Separation from Service has occurred shall be governed by the provisions of Treasury Regulation § 1.409A-1, as amended, taking into account the objective facts and circumstances with respect to the level of bona fide services performed by the Executive after a certain date.
     1.42 “Stock Options” means stock options, stock appreciation rights or similar awards.

     1.43 “Subsidiary” means a corporation, trade or business, if it and The Williams Companies, Inc. are members of a controlled group of corporations as defined in Code Section 414(b) or under common control as defined under Code Section 414(c); the standard of control under Code Sections 414(b) and 414(c) shall be deemed to be “at least 80%” and all determinations shall be made in accordance with Code Section 409A and the applicable guidance thereunder.
     1.44 “Surviving Corporation” means the parent corporation resulting from a Reorganization Transaction or, if securities representing at least 50% of the aggregate voting power of all Voting Securities of a corporation effected by a Change in Control which is not a Reorganization Transaction are directly or indirectly owned by another corporation, such other corporation.
     1.45 “Target Annual Bonus” means, as of any date, the amount equal to the product of Executive’s Base Salary determined as of such date multiplied by the percentage of such Base Salary to which Executive would have been entitled immediately prior to such date under any Annual Bonus arrangement for the fiscal year for which the Annual Bonus is awarded if the performance goals established pursuant to such Annual Bonus were achieved at the 100% level as of the end of the fiscal year; provided, however, that if Executive’s Annual Bonus is discretionary and no 100% target level is formally established either under the Annual Bonus arrangement or otherwise, Executive’s “Target Annual Bonus” shall mean the amount equal to the 100% of Executive’s Base Salary.
     1.46 “Taxes” means federal, state, local and other income, employment and other taxes.
     1.47 “Termination Date” means the date of the receipt of the Notice of Termination by Executive (if such notice is given by Executive’s Employer) or by Executive’s Employer (if such notice is given by Executive), or any later date, not more than 30 days after the giving of such notice, specified in such notice; provided, however, that:
     (a) Executive’s employment is terminated by reason of death or Disability, the Termination Date shall be the date of Executive’s death or the date of deemed termination of employment due to Disability, as applicable, regardless of whether a Notice of Termination has been given; and
     (b) if no Notice of Termination is given, the Termination Date shall be the last date on which Executive is employed by an Employer; and
     (c) for purposes of Article VI (Restrictive Covenants) if the Executive does not have a Separation from Service, the Termination Date shall be the later of the date the entity that employs Executive ceases to be a Subsidiary, or, after a Disaggregation (as defined in Section 1.22), the date Executive’s employment with the successor business unit terminates, whether such termination is initiated by such successor or by Executive.
     1.48 “Voting Securities” of a corporation means securities of such corporation that are entitled to vote generally in the election of directors of such corporation.

     1.49 “Williams” — see the introductory paragraph of this Agreement.
     1.50 “Williams Incumbent Directors” means, determined as of any date by reference to any baseline date:
     (a) the members of the Board on the date of such determination who have been members of the Board since such baseline date, and
     (b) the members of the Board on the date of such determination who were appointed or elected after such baseline date and whose election, or nomination for election by stockholders of Williams or the Surviving Corporation, as applicable, was approved by a vote or written consent of two-thirds of the directors comprising the Williams Incumbent Directors on the date of such vote or written consent, but excluding each such member whose initial assumption of office was in connection with (i) an actual or threatened election contest, including a consent solicitation, relating to the election or removal of one or more members of the Board, (ii) a “tender offer” (as such term is used in Section 14(d) of the Exchange Act), or (iii) a proposed Reorganization Transaction.
     1.51 “Williams Parties” means Williams and Executive’s Employer.
     1.52 “Work Product” means any and all work product, including, but not limited to, documentation, tools, templates, processes, procedures, discoveries, inventions, innovations, technical data, concepts, know-how, methodologies, methods, drawings, prototypes, trade secrets, notebooks, reports, findings, business plans, recommendations and memoranda of every description, that Executive makes, conceives, discovers or develops alone or with others during the course of Executive’s employment with Williams or during the one year period following Executive’s Termination Date (whether or not protectable upon application by copyright, patent, trademark, trade secret or other proprietary rights).
Article II.
Williams’ Obligations Upon Separation from Service
     2.1 If By Executive for Good Reason or By an Employer Other Than for Cause, Disability, Death or Disqualifying Disaggregation. If Executive has a Separation from Service for Good Reason or there is an Employer-initiated Separation from Service of the Executive for any reason other than Cause, Disability, Death or a Disqualifying Disaggregation during the Post-Change Period, then in addition to payment of all Accrued Obligations, which shall be payable no later than ten (10) business days after the Termination Date, Williams’ and the Employer’s sole obligations to Executive under this Article II shall be as follows:
     (a) Severance Payments. Executive shall be paid a lump-sum cash amount equal to the sum of the following, on the first business day following six (6) months after Executive’s Separation from Service:
     (i) Prorated Annual Bonus for Year of Termination. Executive’s Pro-rata Annual Bonus reduced (but not below zero) by the amount of any Annual

Bonus paid to Executive with respect to the Employer’s fiscal year during which the Termination Date occurs;
     (ii) Retirement Enhancements. The sum of:
     (A) an amount equal to the sum of the value of the unvested portion of Executive’s accounts or accrued benefits under any defined contribution plan qualified under Section 401(a) of the Code maintained by the Williams Parties as of the Termination Date and forfeited by Executive due to Separation from Service; and
     (B) an amount equal to three (3) times the total of the allocations made by Williams for Executive under The Williams Companies Retirement Restoration Plan (or any successor plan) during the calendar year preceding the calendar year in which the Change Date occurs.
     (iii) Multiple of Salary and Bonus. An amount equal to three (3) times the sum of (A) Base Salary plus (B) the Target Annual Bonus, each determined as of the Termination Date; provided, however, that any reduction in Executive’s Base Salary or Target Annual Bonus that would qualify as Good Reason shall be disregarded for this purpose.
     (b) Stock Incentive Awards. To the extent provided in the applicable award agreements and the applicable plan, all of Executive’s Stock Options then outstanding shall immediately become fully vested and remain exercisable until the 18-month anniversary of the Termination Date (or such later date as may be set forth in the applicable award agreement, including, but not limited to, a later exercise date under an award agreement if Executive has met the age and service requirements for retirement) or, if earlier, the option expiration date for any such Stock Option. All of Executive’s Restricted Shares then outstanding shall only vest and payout in accordance with the applicable award agreements for such Restricted Shares.
     (c) Continuation of Welfare Benefits. During the lesser of the period during which Executive or a qualifying beneficiary (as defined in Section 607 of the Employee Retirement Income Security Act of 1974, as amended) has in effect an election for post-termination continuation coverage or conversion rights to welfare benefits under applicable law, including Section 4980 of the Code (“COBRA”), or the period ending on the 18-month anniversary of the Termination Date (“Severance Period”), Executive (or, if applicable, the qualifying beneficiary) shall be entitled to such coverage at an out-of-pocket premium cost that does not exceed the out-of-pocket premium cost applicable to similarly situated active employees (and their eligible dependents); provided, however, that if Executive is eligible to retiree benefits provided under any welfare benefit plan, program, policy, practice or procedure of the Williams Parties, Executive shall be entitled to receive such retiree benefits in lieu of the COBRA coverage provided by this Section 2.1(c).

     (d) Outplacement. Executive shall be reimbursed for reasonable fees and costs for outplacement services incurred by Executive within six (6) months after the Separation from Service, promptly upon presentation of reasonable documentation of such fees and costs, subject to a maximum of $25,000. All requests of Executive for reimbursement must be submitted to Williams within one (1) year of Separation from Service and Williams shall make the reimbursement of reasonable requests no later than thirty (30) days after such request, but in all events within fifteen (15) months of Separation from Service.
     (e) Indemnification. Executive shall be indemnified and held harmless by Williams and the Employer on the same terms as other peer executives and to the greatest extent permitted under applicable law as the same now exists or may hereafter be amended and the Employer’s and Williams’ by-laws as such exist on the Agreement Date, or such greater rights that may be provided by amendment to such by-laws from time to time, if Executive was, is, or is threatened to be, made a party to any pending, completed or threatened action, suit, arbitration, alternate dispute resolution mechanism, investigation, administrative hearing or any other proceeding whether civil, criminal, administrative or investigative, and whether formal or informal, by reason of the fact that Executive is or was, or had agreed to become, a director, officer, employee, agent or fiduciary of the Employer or any other entity which Executive is or was serving at the request of the Employer or Williams (“Proceeding”), against all expenses (including reasonable attorneys’ fees) and all claims, damages, liabilities and losses incurred or suffered by Executive or to which Executive may become subject for any reason, and (ii) shall be entitled to advancement of any such indemnifiable expenses in accordance with the Employer’s and Williams’ by-laws as such exist on the Agreement Date, or such greater rights that may be provided by amendment to such by-laws from time to time. A Proceeding shall not include any proceeding to the extent it concerns or relates to a matter described in Section 4.1 (concerning reimbursement of certain costs and expenses).
     (f) Directors’ and Officers’ Liability Insurance. For a period of six years after the Termination Date (or for any known longer applicable statute of limitations period), the Executive shall be entitled to coverage under a directors’ and officers’ liability insurance policy in an amount no less than, and on the same terms as those provided to peer executive officers and directors of the Employer.
     2.2 If by the Employer for Cause.
     (a) Termination for Cause. If the Executive has a Separation from Service for Cause during the Post-Change Period, the Williams Parties’ sole obligation to Executive under this Article II shall be to pay Executive a lump-sum cash amount equal to all Accrued Obligations determined as of the Termination Date.
     (b) Change in Control: Procedural Requirements for Termination for Cause. For any Separation from Service for Cause during any part of a Post-Change Period, the Williams Parties shall strictly observe each of the following substantive and procedural provisions:

     (i) The Board shall call a meeting for the stated purpose of determining whether Executive’s acts or omissions satisfy the requirements of the definition of “Cause” and, if so, whether to terminate Executive’s employment for Cause.
     (ii) Not less than 15 days prior to the date of such meeting, the Board shall provide or cause to be provided Executive and each member of the Board written notice (a “Notice of Consideration”) of (A) a detailed description of the acts or omissions alleged to constitute Cause, (B) the date of such meeting of the Board, and (C) Executive’s rights under clauses (iii) and (iv) below.
     (iii) Executive shall have the opportunity to appear before the Board in person and, at Executive’s option, with legal counsel, and/or present to the Board a written response to the Notice of Consideration.
     (iv) Executive’s employment may be terminated for Cause only if (A) the acts or omissions specified in the Notice of Consideration did in fact occur and such actions or omissions do constitute Cause as defined in this Agreement, (B) the Board, by affirmative vote of at least 66 2/3 of its members (excluding Executive’s vote), makes a specific determination to such effect and to the effect that Executive’s employment should be terminated for Cause (“Cause Determination”), and (C) Williams thereafter provides Executive with a Notice of Termination that specifies in specific detail the basis of such Separation from Service for Cause and which Notice shall be consistent with the reasons set forth in the Notice of Consideration.
Nothing in this Section 2.2(b) shall preclude the Board, by majority vote, from suspending Executive from his duties, with pay, at any time.
     (c) Change in Control: Standard of Review. In the event that the existence of Cause during a Post-Change Period shall become an issue in any action or proceeding between Executive, on the one hand, and any one or more of the Williams Parties on the other hand, the Williams Parties, as applicable, shall, notwithstanding the Cause Determination, have the burden of establishing that the actions or omissions specified in the Notice of Consideration did in fact occur and do constitute Cause and that the Williams Parties have satisfied all applicable substantive and procedural requirements of this Section.
     2.3 If by Executive Other Than for Good Reason. If Executive has a Separation from Service initiated by the Executive during the Post-Change Period other than for Good Reason, Disability or death, the sole obligation of the Williams Parties to Executive under this Article II shall be to pay Executive a lump-sum cash amount equal to all Accrued Obligations determined as of the Termination Date.
     2.4 If by Death or Disability. If Executive dies during the Post-Change Period or if Executive has a Separation from Service during the Post-Change Period by reason of Executive’s Disability, the Williams Parties’ sole obligation to Executive under this Article II shall be to pay

Executive a lump-sum cash amount equal to all Accrued Obligations determined as of the Termination Date.
     2.5 Waiver and Release. Notwithstanding anything herein to the contrary, in the event that Executive’s employment terminates pursuant to Section 2.1, no Williams Party shall have any obligation to Executive under Section 2.1(a) Sections 2.1(c)-(f) and Article III unless and until Executive executes and delivers to Williams within sixty (60) days after Separation from Service a release and waiver of Williams, the Employer and Affiliates, in substantially the same form as attached hereto as Exhibit A, or as otherwise mutually acceptable.
     2.6 Breach of Covenants. If a court determines that Executive has breached any non-competition, non-solicitation, non-disparagement, confidential information or intellectual property covenant entered into at any time between Executive (on the one hand) and Williams, the Employer, or any Affiliate (on the other hand), including the Restrictive Covenants in Article VI, (a) no Williams Party shall have any obligation to pay or provide any severance or benefits under Articles II and/or III, (b) all of Executive’s unexercised Stock Options shall terminate as of the date of the breach, (c) all of Executive’s Restricted Stock shall be forfeited as of the date of the breach, (d) Executive shall reimburse a Williams Party for any amount already paid under Articles II and/or III, and (e) Executive shall repay to Williams an amount equal to the aggregate “spread” (as defined below) on all Stock Options exercised in the one year period prior to the first date on which Executive breached any such covenant (“Breach Date”). For purposes of this Section 2.6, “spread” in respect of any Stock Option shall mean the product of the number of shares as to which such Stock Option has been exercised during the one year period prior to the Breach Date multiplied by the difference between the closing price of the common stock on the exercise date (or if the common stock did not trade on the New York Stock Exchange or other exchange, if any, on which common stock had a higher trading volume at the time, on the exercise date, the most recent date on which the common stock did so trade) and the exercise price of the Stock Options.
Article III.
Certain Additional Payments by Williams
     3.1 Gross-Up Payment. If at any time or from time to time, it shall be determined by independent auditors selected by Williams that any payment or other benefit to Executive pursuant to Article II of this Agreement or otherwise (“Potential Parachute Payment”) is or will become subject to the excise tax imposed by Section 4999 of the Code or any similar tax payable under any state, local, foreign or other law, but expressly excluding any income taxes and penalties imposed pursuant to Section 409A of the Code (“Excise Taxes”), then the Employer shall, pursuant to Section 3.2, pay or cause to be paid a tax gross-up payment (“Gross-Up Payment”).

     3.2 Gross-Up Payment. The Gross-Up Payment shall be an amount equal to the product of
     (a) The amount of the Excise Taxes,
     multiplied by
     (b) A fraction (the “Gross-Up Multiple”), the numerator of which is one (1.0), and the denominator of which is one (1.0) minus the lesser of (i) the sum, expressed as a decimal fraction, of the effective marginal rates of any Taxes and any Excise Taxes applicable to the Gross-Up Payment or (ii) .80, it being intended that the Gross-Up Multiple shall in no event exceed five (5.0). If different rates of tax are applicable to various portions of a Gross-Up Payment, the weighted average of such rates shall be used.
The Gross-Up Payment is intended to compensate Executive for all Excise Taxes and any other Taxes payable by Executive hereunder. The Employer shall pay, or cause to be paid, the Gross-Up Payment to Executive within thirty (30) days of the calculation of such amount subject to six months’ delay following Executive’s Separation from Service if such delay would be required by Code Section 409A, in order to avoid adverse consequences under Code Section 409A, based upon the assumption that Executive is a key employee as defined in Code Section 409A(a)(2)(B)(i). In all events, any Gross-Up Payment shall be paid to Executive no later than the last day of the calendar year next following the year in which the related taxes are remitted to the applicable taxing authority.
     3.3 Limitations on Gross-Up Payments. To the extent possible, any payments or other benefits to Executive pursuant to Article II of the Agreement shall be allocated as consideration for restrictive covenants applicable to Executive.
     3.4 Additional Gross-up Amounts. If, for any reason, the Employer’s independent auditors later determine that the amount of Excise Taxes payable by Executive is greater than the amount initially determined pursuant to Section 3.2, then the Employer shall, subject to Section 3.3 and 3.5, pay Executive, within thirty (30) days of such determination, or pay to the IRS as required by applicable law, an amount (which shall also be deemed a Gross-Up Payment) equal to the product of:
     (a) the sum of (i) such additional Excise Taxes and (ii) any interest, penalties, expenses or other costs incurred by Executive as a result of having taken a position in accordance with a determination made pursuant to Sections 3.2 or 3.5, multiplied by
     (b) the Gross-Up Multiple.

     3.5 Amount Increased or Contested.
     (a) Executive shall notify all Williams Parties in writing (an “Executive’s Notice”) of any claim by the IRS or other taxing authority (an “IRS Claim”) that, if successful, would require the payment by Executive of Excise Taxes in respect of Potential Parachute Payments in an amount in excess of the amount of such Excise Taxes determined in accordance with Section 3.2. Executive’s Notice shall include the nature and amount of such IRS Claim, the date on which such IRS Claim is due to be paid (the “IRS Claim Deadline”), and a copy of all notices and other documents or correspondence received by Executive in respect of such IRS Claim. Executive shall give Executive’s Notice as soon as practicable, but no later than the earlier of (i) 10 days after Executive first obtains actual knowledge of such IRS Claim or (ii) five business days before the IRS Claim Deadline; provided, however, that any failure to give Executive’s Notice shall affect the Williams Parties’ obligations under this Article only to the extent that a Williams Party is actually prejudiced by such failure. If at least one business day before the IRS Claim Deadline the Employer shall:
     (i) deliver to Executive a written certificate from the Employer’s independent auditors (“Company Certificate”) to the effect that, notwithstanding the IRS Claim, the amount of Excise Taxes, interest or penalties payable by Executive is either zero or an amount less than the amount specified in the IRS Claim,
     (ii) pay to Executive, or to the IRS as required by applicable law, an amount (which shall also be deemed a Gross-Up Payment) equal to difference between the product of (A) amount of Excise Taxes, interest and penalties specified in the Company Certificate, if any, multiplied by (B) the Gross-Up Multiple, less the portion of such product, if any, previously paid to Executive by the Employer, and
     (iii) direct Executive pursuant to Section 3.5(d) to contest the balance of the IRS Claim, then Executive shall pay only the amount, if any, of Excise Taxes, interest and penalties specified in the Company Certificate. In no event shall Executive pay an IRS Claim earlier than 30 business days after having given Executive’s Notice (or, if sooner, the IRS Claim Deadline).
     (b) At any time after the payment by Executive of any amount of Excise Taxes, other Taxes or related interest or penalties in respect of Potential Parachute Payments (including any such amount equal to or less than the amount of such Excise Taxes specified in any Company Certificate, or IRS Claim), any Williams Party may in its discretion require Executive to pursue a claim for a refund (a “Refund Claim”) of all or any portion of such Excise Taxes, other Taxes, interest or penalties as may be specified by the Williams Party in a written notice to Executive.
     (c) If a Williams Party notifies Executive in writing that a Williams Party desires Executive to contest an IRS Claim or to pursue a Refund Claim, Executive shall:

     (i) give the Williams Party all information that it reasonably requests in writing from time to time relating to such IRS Claim or Refund Claim, as applicable,
     (ii) take such action in connection with such IRS Claim or Refund Claim (as applicable) as the Williams Party reasonably requests in writing from time to time, including accepting legal representation with respect thereto by an attorney selected by the Williams Party, subject to the approval of Executive (which approval shall not be unreasonably withheld or delayed),
     (iii) cooperate with the Williams Party in good faith to contest such IRS Claim or pursue such Refund Claim, as applicable,
     (iv) permit the Williams Party to participate in any proceedings relating to such IRS Claim or Refund Claim, as applicable, and
     (v) contest such IRS Claim or prosecute Refund Claim (as applicable) to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Williams Party may from time to time determine in its discretion.
The Williams Party shall control all proceedings in connection with such IRS Claim or Refund Claim (as applicable) and in its discretion may cause Executive to pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the Internal Revenue Service or other taxing authority in respect of such IRS Claim or Refund Claim (as applicable); provided that (A) any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive relating to the IRS Claim is limited solely to such IRS Claim, (B) the Williams Party’s control of the IRS Claim or Refund Claim (as applicable) shall be limited to issues with respect to which a Gross-Up Payment would be payable, and (C) Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or other taxing authority.
     (d) Any Williams Party may at any time in its discretion direct Executive to (i) contest the IRS Claim in any lawful manner or (ii) pay the amount specified in an IRS Claim and pursue a Refund Claim; provided, however, that if a Williams Party directs Executive to pay an IRS Claim and pursue a Refund Claim, the Williams Party shall advance the amount of such payment to Executive on an interest-free basis and shall indemnify Executive, on an after-tax basis, for any Excise Tax or income tax, including related interest or penalties, imposed with respect to such advance.
     (e) The Williams Party shall pay directly all legal, accounting and other costs and expenses (including additional interest and penalties) incurred by the Williams Party or Executive in connection with any IRS Claim or Refund Claim, as applicable, and shall indemnify Executive, on an after-tax basis, for any Excise Tax or income tax, including related interest and penalties, imposed as a result of such payment of costs and expenses. Any payment or reimbursement of any expenses incurred by Executive in connection with any IRS Claim or Refund Claim to which Executive may be entitled pursuant to this Section 3.5 shall be paid or reimbursed as soon as practicable after presentation of Executive’s written request for reimbursement accompanied by evidence that such costs or expenses were incurred. In any event, any Gross-Up Payment will be made no later than the last day of the calendar year next following the calendar year in which Executive remits the related taxes, and any required reimbursement of expenses incurred due to a tax audit or litigation addressing the existence or amount of a tax liability will be made by the end of the calendar year next following the calendar year in which the taxes that are the subject of the audit or litigation are remitted to the taxing authority, or where as a result of such audit or litigation no taxes are remitted, the end of the calendar year next following the calendar year in which such audit is completed or there is a final and nonappealable settlement or other resolution of the litigation. Notwithstanding the foregoing, such payments will be subject to six months’ delay following Executive’s Separation from Service if such delay would be required by Code Section 409A, in order to avoid adverse consequences under Code Section 409A, based upon the assumption that Executive is a key employee as defined in Code Section 409A(a)(2)(B)(i).
     3.6 Refunds. If, after the receipt by Executive or the IRS of any payment or advance of Excise Taxes or other Taxes by any Williams Party, Executive receives any refund with respect to such Excise Taxes, Executive shall (subject to the Employer complying with any applicable requirements of Section 3.5) promptly pay the Williams Party which paid the Gross-Up Payment the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by any Williams Party pursuant to Section 3.5 or receipt by the IRS of an amount paid by a Williams Party on behalf of Executive pursuant to Section 3.5, a determination is made that Executive shall not be entitled to any refund with respect to such claim and a Williams Party does not notify Executive in writing of its intent to contest such determination within 30 days after the Williams Parties receive written notice of such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid. Any contest of a denial of refund shall be controlled by Section 3.5(d).
Article IV.
Expenses and Interest
     4.1 Legal and Other Expenses.
     (a) If Executive incurs legal fees or other expenses (including expert witness and accounting fees) in an effort to determine, secure, preserve, establish entitlement to, or obtain benefits under this Agreement (collectively, “Legal and Other Expenses”), Executive shall, regardless of the outcome of such effort, be entitled to payment of or reimbursement for such Legal and Other Expenses in accordance with Section 4.1(b).
     (b) All Legal and Other Expenses shall be paid or reimbursed on a monthly basis within 10 days after presentation of Executive’s written request for reimbursement accompanied by evidence that such Legal and Other Expenses were incurred. In all events, the Company shall pay or reimburse such eligible expenses in accordance with the requirements of Treasury Regulation § 1.409A-3(i)(1)(iv) for reimbursement and in-kind benefit plans, to the extent applicable. For this purpose, (i) any reimbursement shall be for expenses incurred during Executive’s lifetime or within two additional years following Executive’s death, (ii) the amount of expenses eligible for reimbursement, or benefits provided, in one calendar year shall not affect the expenses eligible for reimbursement, or benefits to be provided, in any other calendar year, (iii) the reimbursement of any eligible expense will be made no later than the last day of the calendar year next following the calendar year in which the expense was incurred, and (iv) the right to any reimbursement or benefit shall not be subject to liquidation or exchange for any other benefit.
     (c) If Executive does not prevail (after exhaustion of all available judicial remedies) in respect of a claim by Executive or by one or more of the Williams Parties, hereunder, and such parties establish before a court of competent jurisdiction that Executive had no reasonable basis for his claim hereunder, or for his response to such parties’ claim hereunder, or acted in bad faith, no further payment of or reimbursement for Legal and Other Expenses shall be due to Executive in respect of such claim and Executive shall refund any amounts previously paid or reimbursed hereunder with respect to such claim.
     4.2 Interest. If an amount due is not paid to Executive under this Agreement within five business days after such amount first became due and owing, interest shall accrue on such amount from the date it became due and owing until the date of payment at a annual rate equal to 200 basis points above the base commercial lending rate published in The Wall Street Journal in effect from time to time during the period of such nonpayment.
Article V.
No Set-off or Mitigation
     5.1 No Set-off by Williams. Executive’s right to receive when due the payments and other benefits provided for under this Agreement is absolute, unconditional and subject to no setoff, counterclaim, recoupment, or other claim, right or action that any Williams Party may have against Executive or others, except as expressly provided in this Section. Notwithstanding the prior sentence, any Williams Party shall have the right to deduct any amounts outstanding on any loans or other extensions of credit to Executive from a Williams Party from Executive’s payments and other benefits (if any) provided for under this Agreement. Time is of the essence in the performance by the Williams Parties of their respective obligations under this Agreement.
     5.2 No Mitigation. Executive shall not have any duty to mitigate the amounts payable by any Williams Party under this Agreement by seeking new employment or self-employment following termination. Except as specifically otherwise provided in this Agreement, all amounts payable pursuant to this Agreement shall be paid without reduction regardless of any amounts of salary, compensation or other amounts which may be paid or payable to Executive as the result of Executive’s employment by another employer or self-employment.

Article VI.
Restrictive Covenants
     6.1 Confidential Information. The Executive acknowledges that in the course of performing services for Williams and its Affiliates, Executive may create (alone or with others), learn of, have access to, or receive Confidential Information. The Executive recognizes that all such Confidential Information is the sole and exclusive property of Williams and its Affiliates or of third parties to which Williams or an Affiliate owes a duty of confidentiality, that it is Williams’ policy to safeguard and keep confidential all such Confidential Information, and that disclosure of Confidential Information to an unauthorized third party would cause irreparable damage to Williams and its Affiliates. Executive agrees that, except as required by the duties of Executive’s employment with Williams or any of its Affiliates and except in connection with enforcing Executive’s rights under this Agreement or if compelled by a court or governmental agency, in each case provided that prior written notice is given to Williams, Executive will not, without the written consent of Williams, willfully disseminate or otherwise disclose, directly or indirectly, any Confidential Information disclosed to Executive or otherwise obtained by Executive during his employment with Williams or its Affiliates, and will take all necessary precautions to prevent disclosure, to any unauthorized individual or entity (whether or not such individual or entity is employed or engaged by, or is otherwise affiliated with, Williams or any Affiliate), and will use the Confidential Information solely for the benefit of Williams and its Affiliates and will not use the Confidential Information for the benefit of any other Person nor permit its use for the benefit of Executive. These obligations shall continue during and after the termination of Executive’s employment for any reason and for so long as the Confidential Information remains Confidential Information.
     6.2 Non-Competition. During the period beginning on the Agreement Date and ending on the first anniversary of the Termination Date, regardless of the reason for Executive’s Separation from Service, Executive agrees that without the written consent of Williams Executive shall not at any time, directly or indirectly, in any capacity:
     (a) engage or participate in, become employed by, serve as a director of, or render advisory or consulting or other services in connection with, any Competitive Business; provided, however, that after Executive’s Separation from Service, this Section 6.2 shall not preclude Executive from (i) being an employee of, or consultant to, any business unit of a Competitive Business if (A) such business unit does not qualify as a Competitive Business in its own right and (B) Executive does not have any direct or indirect involvement in, or responsibility for, any operations of such Competitive Business that cause it to qualify as a Competitive Business, or (ii) with the approval of Williams, being a consultant to, an advisor to, a director of, or an employee of a Competitive Business; or
     (b) make or retain any financial investment, whether in the form of equity or debt, or own any interest, in any Competitive Business. Nothing in this subsection (b) shall, however, restrict Executive from making an investment in any Competitive Business if such investment does not (i) represent more than 1% of the aggregate market value of the outstanding capital stock or debt (as applicable) of such Competitive

Business, (ii) give Executive any right or ability, directly or indirectly, to control or influence the policy decisions or management of such Competitive Business, or (iii) create a conflict of interest between Executive’s duties to Williams and its Affiliates or under this Agreement and his interest in such investment.
     6.3 Non-Solicitation. During the period beginning on the Agreement Date and ending on the first anniversary of the Termination Date, regardless of the reason for Executive’s Separation from Service, Executive shall not, directly or indirectly:
     (a) other than in connection with the good-faith performance of his duties as an officer of Williams or its Affiliates, cause or attempt to cause any employee, director or consultant of Williams or an Affiliate to terminate his or her relationship with Williams or an Affiliate;
     (b) employ, engage as a consultant or adviser, or solicit the employment or engagement as a consultant or adviser, of any employee of Williams or an Affiliate (other than by Williams or its Affiliates), or cause or attempt to cause any Person to do any of the foregoing;
     (c) establish (or take preliminary steps to establish) a business with, or cause or attempt to cause others to establish (or take preliminary steps to establish) a business with, any employee of Williams or an Affiliate, if such business is or will be a Competitive Business; or
     (d) interfere with the relationship of Williams or an Affiliate with, or endeavor to entice away from Williams or an Affiliate, any Person who or which at any time during the period commencing one year prior to the Termination Date was or is, to Executive’s knowledge, a material customer or material supplier of, or maintained a material business relationship with, Williams or an Affiliate.
     6.4 Intellectual Property.
     (a) During the period of Executive’s employment with Williams or any Affiliate, and thereafter upon Williams’ request, regardless of the reason for Executive’s Separation from Service, Executive shall disclose immediately to Williams all Work Product that: (i) relates to the business of Williams or any Affiliate or any customer or supplier to Williams or an Affiliate or any of the products or services being developed, manufactured, sold or otherwise provided by Williams or an Affiliate or that may be used in relation therewith; or (ii) results from tasks or projects assigned to Executive by Williams or an Affiliate; or (iii) results from the use of the premises or personal property (whether tangible or intangible) owned, leased or contracted for by Williams or an Affiliate. Executive agrees that any Work Product shall be the property of Williams and, if subject to copyright, shall be considered a “work made for hire” within the meaning of the Copyright Act of 1976, as amended. If and to the extent that any such Work Product is not a “work made for hire” within the meaning of the Copyright Act of 1976, as amended, Executive hereby assigns, and agrees to assign, to Williams all right, title and interest in and to the Work Product and all copies thereof, and all copyrights , patent rights, trademark rights, trade secret rights and all other proprietary and intellectual property rights in the Work Product, without further consideration, free from any claim, lien for balance due, or rights of retention thereto on the part of Executive.
     (b) Notwithstanding the foregoing, Williams agrees and acknowledges that the provisions of Section 6.4(a) relating to ownership and disclosure of Work Product do not apply to any inventions or other subject matter for which no equipment, supplies, facility, or trade secret information of Williams or an Affiliate was used and that are developed entirely on Executive’s own time, unless: (i) the invention or other subject matter relates (a) to the business of Williams or an Affiliate, or (b) to the actual or demonstrably anticipated research or development of Williams or any Affiliate, or (ii) the invention or other subject matter results from any work performed by Executive for Williams or any Affiliate.
     (c) Executive agrees that, upon disclosure of Work Product to Williams, Executive will, during his employment by Williams or an Affiliate and at any time thereafter, at the request and cost of Williams, execute all such documents and perform all such acts as Williams or an Affiliate (or their respective duly authorized agents) may reasonably require: (i) to apply for, obtain and vest in the name of Williams alone (unless Williams otherwise directs) letters patent, copyrights or other intellectual property protection in any country throughout the world, and when so obtained or vested to renew and restore the same; and (ii) to prosecute or defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyright or other intellectual property protection, or otherwise in respect of the Work Product.
     (d) In the event that Williams is unable, after reasonable effort, to secure Executive’s execution of such documents as provided in Section 6.4(c), whether because of Executive’s physical or mental incapacity or for any other reason whatsoever, Executive hereby irrevocably designates and appoints Williams and its duly authorized officers and agents as his agent and attorney-in-fact, to act for and on his behalf to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution, issuance and protection of letters patent, copyright and other intellectual property protection with the same legal force and effect as if personally executed by Executive.
     6.5 Non-Disparagement.
     (a) Executive agrees not to make, or cause to be made, any statement, observation or opinion, or communicate any information (whether oral or written, directly or indirectly) that (i) accuses or implies that Williams and/or any of its Affiliates, together with their respective present or former officers, directors, partners, stockholders, employees and agents, and each of their predecessors, successors and assigns, engaged in any wrongful, unlawful or improper conduct, whether relating to Executive’s employment (or the termination thereof), the business or operations of Williams, or otherwise; or (ii) disparages, impugns or in any way reflects adversely upon the business or reputation of Williams and/or any of its Affiliates, together with their respective present or former officers, directors, partners, stockholders, employees and agents, and each of their predecessors, successors and assigns.
     (b) Williams agrees not to authorize any statement, observation or opinion, or communicate any information (whether oral or written, direct or indirect) that (i) accuses or implies that Executive engaged in any wrongful, unlawful or improper conduct relating to Executive’s employment or termination thereof with Williams, or otherwise; or (ii) disparages, impugns or in any way reflects adversely upon the reputation of Executive.
     (c) Notwithstanding anything contained herein to the contrary, nothing herein shall be deemed to preclude Executive or Williams from providing truthful testimony or information pursuant to subpoena, court order or other similar legal or regulatory process, provided, that to the extent permitted by law, Executive will promptly inform Williams of any such obligation prior to participating in any such proceedings.
     6.6 Reasonableness of Restrictive Covenants.
     (a) Executive acknowledges that the covenants contained in this Agreement are reasonable in the scope of the activities restricted, the geographic area covered by the restrictions, and the duration of the restrictions, and that such covenants are reasonably necessary to protect Williams’ legitimate interests in its Confidential Information, its proprietary work, and in its relationships with its employees, customers, suppliers and agents.
     (b) Williams has, and Executive has had an opportunity to, consult with their respective legal counsel and to be advised concerning the reasonableness and propriety of such covenants. Executive acknowledges that his observance of the covenants contained herein will not deprive Executive of the ability to earn a livelihood or to support his or her dependents.
     (c) Executive understands he is bound by the terms of this Article VI, whether or not he receives severance payments under the Agreement or otherwise.
     6.7 Right to Injunction: Survival of Undertakings.
     (a) In recognition of the confidential nature of the Confidential Information, and in recognition of the necessity of the limited restrictions imposed by this Agreement, Executive and Williams agree that it would be impossible to measure solely in money the damages which Williams would suffer if Executive were to breach any of his obligations hereunder. Executive acknowledges that any breach of any provision of this Agreement would irreparably injure Williams. Accordingly, Executive agrees that if he breaches any of the provisions of this Agreement, Williams shall be entitled, in addition to any other remedies to which Williams may be entitled under this Agreement or otherwise, to an injunction to be issued by a court of competent jurisdiction, to restrain any breach, or threatened breach, of any provision of this Agreement without the necessity of posting a bond or other security therefor, and Executive hereby waives any right to assert any claim or defense that Williams has an adequate remedy at law for any such breach.
     (b) If a court determines that any covenant included in this Article VI is unenforceable in whole or in part because of such covenant’s duration or geographical or other scope, such court shall have the power to modify the duration or scope of such provision, as the case may be, so as to cause such covenant as so modified to be enforceable.
     (c) All of the provisions of this Agreement shall survive any Separation from Service of Executive, without regard to the reasons for such termination. Notwithstanding Section 2.6, in addition to any other rights it may have, neither Williams nor any Affiliate shall have any obligation to pay or provide severance or other benefits (except as may be required under the Employee Retirement Income Security Act of 1974, as amended) after the Termination Date if Executive has materially breached any of Executive’s obligations under this Agreement.
Article VII.
Non-Exclusivity of Rights
     7.1 Waiver of Certain Other Rights. To the extent that Executive shall have received severance payments or other severance benefits under any other plan, program, policy, practice or procedure or agreement of any Williams Party prior to receiving severance payments or other severance benefits pursuant to Article II, the severance payments or other severance benefits under such other plan, program, policy, practice or procedure or agreement shall reduce (but not below zero) the corresponding severance payments or other benefits to which Executive shall be entitled under Article II. To the extent that Executive accepts payments made pursuant to Article II, he shall be deemed to have waived his right to receive a corresponding amount of future severance payments or other severance benefits under any other plan, program, policy, practice or procedure or agreement of any Williams Party.
     7.2 Other Rights. Except as expressly provided in Section 7.1 and as provided in the Recitals to this Agreement, this Agreement shall not prevent or limit Executive’s continuing or future participation in any benefit, bonus, incentive or other plan, program, policy, practice or procedure provided by a Williams Party and for which Executive may qualify, nor shall this Agreement limit or otherwise affect such rights as Executive may have under any other agreements with a Williams Party. Amounts that are vested benefits or that Executive is otherwise entitled to receive under any plan, program, policy, practice or procedure and any other payment or benefit required by law at or after the Termination Date shall be payable in accordance with such plan, program, policy, practice or procedure or applicable law except as expressly modified by this Agreement.
     7.3 No Right to Continued Employment. Nothing in this Agreement shall guarantee the right of Executive to continue in employment, and Williams and the Employer retain the right to terminate Executive’s employment at any time for any reason or for no reason.

Article VIII.
Claims Procedure
     8.1 Filing a Claim.
     (a) Each individual eligible for benefits under this Agreement (“Claimant”) may submit his application for benefits (“Claim”) to Williams (or to such other person as may be designated by Williams) in writing in such form as is provided or approved by Williams. A Claimant shall have no right to seek review of a denial or benefits, or to bring any action in any court to enforce a Claim, prior to his filing a Claim and exhausting his rights to review under Sections 8.1 and 8.2.
     (b) When a Claim has been filed properly, it shall be evaluated and the Claimant shall be notified of the approval or the denial of the Claim within 30 days after the receipt of such Claim. A Claimant shall be given a written notice in which the Claimant shall be advised as to whether the Claim is granted or denied, in whole or in part. If a Claim is denied, in whole or in part, the notice shall contain (i) the specific reasons for the denial, (ii) references to pertinent provisions of this Agreement on which the denial is based, (iii) a description of any additional material or information necessary to perfect the Claim and an explanation of why such material or information is necessary, (iv) the Claimant’s right to seek review of the denial and a description of the procedures for such review and (v) a statement regarding Claimant’s right to bring a civil action under section 502(a) of ERISA following an adverse decision on appeal.
     8.2 Review of Claim Denial. If a Claim is denied, in whole or in part, or if a Claim is neither approved nor denied within the 30-day period specified Section 8.1(b), the Claimant (or his or her authorized representative) shall have the right at any time to (a) request that Williams (or such other person as shall be designated in writing by Williams) review the denial or the failure to approve or deny the Claim, (b) review pertinent documents, and (c) submit issues and comments in writing. Within 30 days after such a request is received, Williams shall complete its review and give the Claimant written notice of its decision. Upon request and without charge, the Claimant will be provided reasonable access to and copies of all documents, records and other information relevant to the claim. Williams shall include in its notice to Claimant (i) the specific reasons for its decision, (ii) references to provisions of this Agreement on which its decision is based, (iii) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records and other information relevant to the claim; and (iv) a statement regarding the Claimant’s right to bring a civil action under ERISA Section 502(a) within 180 days of receipt of notice of denial on appeal.
Article IX.
Miscellaneous
     9.1 No Assignability. This Agreement is personal to Executive and without the prior written consent of Williams shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.
     9.2 Successors. This Agreement shall inure to the benefit of and be binding upon Williams and its successors and assigns. Williams will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of Williams (or the Employer during any Post-Change Period) to assume expressly and agree to perform this Agreement in the same manner and to the same extent that Williams (or, if applicable, the Employer) would be required to perform it if no such succession had taken place. Any successor to the business or assets of Williams (or any Employer) which assumes or agrees to perform this Agreement by operation of law, contract, or otherwise shall be jointly and severally liable with Williams (or the Employer) under this Agreement as if such successor were Williams (or the Employer). If Executive’s employment is transferred from Williams to a Subsidiary, or from a Subsidiary to Williams or another Subsidiary, the rights and obligations of the Employer (determined prior to such transfer) shall automatically become the rights and obligations of the Employer (determined immediately following such transfer), without requiring the consent of Executive.
     9.3 Payments to Beneficiary. If Executive dies before receiving amounts to which Executive is entitled under this Agreement, such amounts shall be paid in a lump sum to one or more beneficiaries designated in writing by Executive (each, a “Beneficiary”). If none is so designated, Executive’s estate shall be his or her Beneficiary.
     9.4 Non-Alienation of Benefits. Benefits payable under this Agreement shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary, before actually being received by Executive, and any such attempt to dispose of any right to benefits payable under this Agreement shall be void.
     9.5 Severability. If any one or more Articles, Sections or other portions of this Agreement are declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any Article, Section or other portion not so declared to be unlawful or invalid. Any Article, Section or other portion so declared to be unlawful or invalid shall be construed so as to effectuate the terms of such Article, Section or other portion to the fullest extent possible while remaining lawful and valid.
     9.6 Amendments. This Agreement shall not be amended or modified except by written instrument executed by Williams and Executive; provided however that notwithstanding the terms of this Agreement to the contrary, the terms of this Agreement shall be administered in such a way to comply with Code Section 409A as reasonably deemed appropriate by Williams; provided further however that notwithstanding anything to the contrary herein, Williams shall have the unilateral right to modify or amend this Agreement as it reasonably deems appropriate related to compliance with Code Section 409A. The parties to this Agreement intend that this Agreement meet the requirements of Internal Revenue Code Section 409A and recognize that it may be necessary to modify this Agreement to reflect guidance under Code Section 409A issued by the Internal Revenue Service.

     9.7 Notices. All notices and other communications under this Agreement shall be in writing and delivered by hand, by nationally-recognized delivery service that promises overnight delivery, or by first-class registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
If to Executive, to Executive at his most recent home address on file with Williams.
If to Williams or the Employer:
The Williams Companies, Inc.
One Williams Center
Tulsa, Oklahoma 74172
Attention: General Counsel
or to such other address as either party shall have furnished to the other in writing. Notice and communications shall be effective when actually received by the addressee.
     9.8 Joint and Several Liability. In the event that the Employer incurs any obligation to Executive pursuant to this Agreement, such Employer, Williams and each Subsidiary, if any, of which such Employer is a subsidiary shall be jointly and severally liable with such Employer for such obligation.
     9.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together constitute one and the same instrument.
     9.10 Governing Law. This Agreement shall be interpreted and construed in accordance with the laws of the State of Oklahoma, without regard to its choice of law principles, except to the extent preempted by federal law.
     9.11 Captions. The captions of this Agreement are not a part of the provisions hereof and shall have no force or effect.
     9.12 Rules of Construction. Reference to a specific law shall include such law, any valid regulation promulgated thereunder, and any comparable provision of any future legislation amending, supplementing or superseding such section.
     9.13 Number and Gender. Wherever appropriate, the singular shall include the plural, the plural shall include the singular, and the masculine shall include the feminine.
     9.14 Tax Withholding. Williams may withhold from any amounts payable under this Agreement or otherwise payable to Executive any Taxes Williams determines to be required under applicable law or regulation and may report all such amounts payable to such authority as is required by any applicable law or regulation.

     9.15 No Rights Prior to Change Date. Notwithstanding any provision of this Agreement to the contrary, this Agreement shall not entitle Executive to any compensation, severance or other payments or benefits of any kind prior to a Change Date.
     9.16 Entire Agreement. This Agreement and the documents expressly referred to herein contain the entire understanding of Williams and Executive with respect to severance or benefits in relation to a Change in Control.
     IN WITNESS WHEREOF, Executive and a duly authorized representative of The Williams Companies, Inc. have executed this Amended and Restated Change in Control Severance Agreement                     , 200___.

[INSERT EXECUTIVE NAME]

Date:

THE WILLIAMS COMPANIES, INC., acting on behalf of itself and its Subsidiaries and Affiliates

By:

Title:

Date:

EXHIBIT A
THE WILLIAMS COMPANIES, INC.
WAIVER AND RELEASE
CHANGE IN CONTROL SEVERANCE AGREEMENT (TIER ONE)
     This agreement, release and waiver (the “Agreement”), made as of the ___ day of                     , 200 ___ (the “Effective Date”), is made by and among The Williams Companies, Inc. (together with all successors thereto, “Company”) and [INSERT EXECUTIVE NAME] (“Executive”).
     WHEREAS, the Executive and the Company have entered into The Williams Companies, Inc. Change in Control Severance Agreement (Tier One) (“Severance Agreement”);
     NOW THEREFORE, in consideration for receiving benefits and severance under the Severance Agreement and in consideration of the representations, covenants and mutual promises set forth in this Agreement, the parties agree as follows:
     1. Release. Except with respect to all of the Company’s obligations under the Severance Agreement, the Executive, and Executive’s heirs, executors, assigns, agents, legal representatives, and personal representatives, hereby releases, acquits and forever discharges the Company, its agents, subsidiaries, affiliates, and their respective officers, directors, agents, servants, employees, attorneys, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to the day prior to execution of this Agreement that arose out of or were related to the Executive’s employment with the Company or the Executive’s termination of employment with the Company including, but not limited to, claims or demands related to wages. salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, sabbatical benefits, severance benefits, or any other form of compensation or equity or thing of value whatsoever; claims pursuant to under Title VII of the Civil Rights Act of 1964 as amended by the Civil Rights Act of 1991, 42 U.S.C. § 2000e, et seq.; 42 U.S.C. § 1981; 42 U.S.C. § 1983; 42 U.S.C. § 1985; 42 U.S.C. § 1986; the Equal Pay Act of 1963, 29 U.S.C. § 206(d); the National Labor Relations Act, as amended, 29 U.S.C. § 160, et seq.; the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101, et seq.; the Employee Retirement Income Security Act of 1974, as amended, (“ERISA”), 29 U.S.C. § 1001, et seq.; the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act of 1990, 29 U.S.C.§ 621, et seq.; the Family and Medical Leave Act of 1993, 29 U.S.C.§ 2601 et seq.; the Equal Pay Act; the Rehabilitation Act of 1973; the federal Worker Adjustment and Retraining Notification Act (as amended) and similar laws in other jurisdictions; the Oklahoma Anti-Discrimination Act, Okla. Stat., tit. 25, §§ 1101, et seq., and any claims for wrongful discharge, breach of contract, breach of the implied covenant of good faith and fair dealing, fraud, discrimination, harassment, defamation, infliction of emotional distress, termination in violation of public policy, retaliation, including workers’ compensation retaliation under state statutes, tort law; contract law; wrongful discharge; discrimination; fraud; libel; slander; defamation; harassment; emotional distress; breach of the implied covenant of good faith and fair dealing; or claims for whistle-blowing, or other claims arising under any local, state or federal regulation, statute or common law. This Release does not apply to the payment of any and all benefits and/or monies earned, accrued, vested or otherwise owing, if any, to the Executive under the terms of a Company sponsored tax qualified retirement or savings plan and/or The Williams Companies Retirement Restoration Plan, except that the Executive hereby releases and waives any claims that his termination was to avoid payment of such benefits or payments, and that, as a result of his termination, he is entitled to additional benefits or payments. Additionally, this Release does not apply to the indemnification provided pursuant to the Severance Agreement. This Release does not apply to any claim or rights which might arise out of the actions of the Company after the date the Executive signs this Agreement.
     2. No Inducement. Executive agrees that no promise or inducement to enter into this Agreement has been offered or made except as set forth in this Agreement, that the Executive is entering into this Agreement without any threat or coercion and without reliance or any statement or representation made on behalf of the Company or by any person employed by or representing the Company, except for the written provisions and promises contained in this Agreement.
     3. Damages. The parties agree that damages incurred as a result of a breach of this Agreement will be difficult to measure. It is, therefore, further agreed that, in addition to any other remedies, equitable relief will be available in the case of a breach of this Agreement. It is also agreed that, in the event Executive files a claim against the Company with respect to a claim released by Executive herein (other than a proceeding before the EEOC), the Company may withhold, retain, or require reimbursement of all or any portion of the benefits and severance payments under the Severance Agreement until such claim is withdrawn by Executive.
     4. Advice of Counsel; Time to Consider; Revocation. Executive acknowledges the following:
     (a) Executive has read this Agreement, and understands its legal and binding effect. Executive is acting voluntarily and of Executive’s own free will in executing this Agreement.
     (b) Executive has been advised to seek and has had the opportunity to seek legal counsel in connection with this Agreement.
     (c) Executive was given at least 21 days to consider the terms of this Agreement before signing it.
     Executive understands that, if Executive signs this Agreement, Executive may revoke it within seven days after signing it by delivering written notification of intent to revoke within that seven day period. Executive understands that this Agreement will not be effective until after the seven-day period has expired.

     5. Severability. If all or any part of this Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any other portion of this Agreement. Any section or a part of a section declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of the section to the fullest extent possible while remaining lawful and valid.
     6. Amendment. This Agreement shall not be altered, amended, or modified except by written instrument executed by the Company and the Executive. A waiver of any portion of this Agreement shall not be deemed a waiver of any other portion of this Agreement.
     7. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.
     8. Headings. The headings of this Agreement are not part of the provisions hereof and shall not have any force or effect.
     9. Rules of Construction. Reference to a specific law shall include such law, any valid regulation promulgated thereunder, and any comparable provision of any future legislation amending, supplementing or superseding such section.
     10. Applicable Law. The provisions of this Agreement shall be interpreted and construed in accordance with the laws of the State of Oklahoma without regard to its choice of law principles.
     IN WITNESS WHEREOF, the parties have executed this Agreement as of the dates specified below.

[INSERT EXECUTIVE NAME]

Date:

THE WILLIAMS COMPANIES, INC.

By:

Title:

Date:

A C K N O W L E D G M E N T
     I HEREBY ACKNOWLEDGE that The Williams Companies, Inc. (“the Company”), in accordance with the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act of 1990, informed me in writing that:
     (1) I should consult with an attorney before signing the Change in Control Severance Agreement (“Agreement”) that was provided to me.
     (2) I may review the Agreement for a period of up to twenty-one (21) days prior to signing the Agreement. If I choose to take less than twenty-one (21) days to review the Agreement, I do so knowingly, willingly and on advice of counsel.
     (3) For a period of seven (7) days following the signing of the Agreement, I may revoke the Agreement, and that the Agreement will not become effective or enforceable until the seven (7) day revocation period has elapsed.
     (4) Any Severance Benefits paid pursuant to the Agreement will be paid in accordance with the Company’s normal pay cycle but will not be paid to me until the seven-day revocation period has elapsed.
     (5) Company shall not accept my signed Agreement prior to the last day of my employment.
     I HEREBY FURTHER ACKNOWLEDGE receipt of this Change in Control Severance Agreement on the       day of                     , 200___.
WITNESS:

[INSERT EXECUTIVE’S NAME]